EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



The Board of Directors
CenturyTel, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-65004) on Form S-8 of CenturyTel, Inc. of our report dated June 9, 2004, relating to the statements of net assets available for benefits of CenturyTel Security Systems, Inc. 401(k) Plan and Trust as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003, and related financial statement schedule as of December 31, 2003, which report appears in the December 31, 2003 annual report on Form 11-K of CenturyTel Security Systems, Inc. 401(k) Plan and Trust.


KPMG LLP


/s/ KPMG LLP

Shreveport, Louisiana
June 28, 2004